DENMARK BANCSHARES, INC.

EXHIBIT (23.1)

CONSENT OF WILLIAMS YOUNG, LLC

Williams Young, LLC

2901 West Beltline Highway

P.O. Box 8700

Madison, WI 53708

1-608-274-8085

INDEPENDENT AUDITORS CONSENT

Shareholders and Board of Directors

Denmark Bancshares, Inc.

We consent to the inclusion of our report dated February 8, 2001, (except for Note 16, as to which the date is December 20, 2001) relating to the consolidated statements of financial condition of Denmark Bancshares, Inc. and subsidiaries as of December 31, 2000, 1999, and 1998, and the related consolidated statements of income, shareholders equity, and cash flows and the related schedules for each of the years in the three year period ended December 31, 2000 in the Form 10-K of Denmark Bancshares, Inc. for the fiscal year ended December 31, 2000 and to the use of our name in such form.

Williams Young, LLC

Madison, Wisconsin

January 11, 2002